EXHIBIT 10.1

EMPLOYMENT AGREEMENT

          THIS AGREEMENT is made this the 10th day of July, 2008, by and between Breda Telephone Corp., an Iowa Corporation, hereinafter referred to as “Breda”, and Jane Morlok, the Chief Financial Officer, hereinafter referred to as “Jane”.

          WHEREAS, the parties hereto desire to enter into a written agreement based on the terms and conditions set forth below.

          NOW, therefore in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

          1.          Employment and Duties. Breda employs Jane in the capacity of Chief Financial Officer. Jane shall perform such duties and such additional duties as may be assigned to her by the Chief Executive Officer, or from time to time by the Board of Directors.

          2.          Compensation. During the term of this agreement, Breda shall pay Jane a salary and bonus as follows:

(a)

Salary. Jane’s yearly salary for the year beginning July 1, 2008, to June 30, 2009, shall be $98,699.00. Jane’s yearly salary for the years beginning July 1, 2009, and July 1, 2010, shall be set by the Board of Directors after receiving recommendations from the Chief Executive Officer. Jane’s yearly salary for those years will not be less than $98,699.00. Jane’s yearly salary will be payable in accordance with Breda’s regular payroll procedures.

(b)

Bonus. If Jane is employed on December 31st of the calendar years of 2008, 2009 and 2010, she shall be entitled to a bonus for each of those years. The Board of Directors and the Chief Executive Officer shall set up a procedure for the determination of this bonus. The final determination as to the amount of the bonus rests solely with the Board of Directors.

          3.          Other Employee Benefits. Jane shall be entitled to all employee benefits extended, from time to time, to all full time employees of Breda.

          4.          Extent of Service. Jane shall devote her entire attention and energy to the business and affairs of Breda, and should not be engaged in any other business activity, whether or not such business activity is a pursuit for gain, profit or other pecuniary advantage, unless Breda consents to Jane’s involvement in such business activity. This restriction shall not be construed as preventing Jane from investing her assets in a form or manner that would not require Jane’s services in the operation of any of the company in which such investments are made.

          5.          Term of Agreement. The term of this agreement shall be for a thirty-six (36) month period, beginning retroactively on July 1, 2008, and ending June 30, 2011.

          6.          Termination Without Cause. Breda may terminate this agreement at any time, without cause, by giving thirty (30) days written notice to Jane. In that event, if requested by Breda, Jane shall continue to render her services and shall be paid her regular compensation up to the date of termination. If Jane is terminated without cause, she shall be paid on the date of termination a severance equal to one year pay, or an amount equal to the amount remaining to be paid under this contract, whichever is less.

          Jane may terminate this agreement, at any time, by giving sixty (60) days notice to Breda. In that event, Breda shall pay Jane her compensation up to the date of termination. Jane shall not be entitled to any severance payment and will not be considered for any performance upon her voluntary termination.

          7.          Termination for Cause. Breda may terminate this agreement for cause upon five (5) days written notice to Jane stating the reason for said termination. If Jane is terminated for cause, she will not be entitled to any severance payment. Matters which would be considered terminable for cause would include, but not be limited to:

(a)	Fraud or theft;

(b)	Falsifying records;

(c)	Refusal to carry out a specific order of the Board of Directors;

(d)	Abuse, discrimination, or harassment of another employee;

(e)	Unauthorized dissemination of records or information;

(f)	Divulging confidential information;

(g)	Possession of illegal drugs or weapons while on Breda property;

(h)	Conviction of a crime, the nature of which would be calculated to render an employee undesirable as a manager and detrimental to the best interest of the company; and

(i)	Using or possessing intoxicants or narcotics of any kind while on company premises or being at work under the influence of such substances.

          8.          Illness or Disability. If Jane is absent from her employment by reason of illness or other incapacity for more than twenty-six (26) consecutive weeks, Breda may, after such twenty-six (26) consecutive weeks, but only if Jane then fails to return to active employment with Breda, terminate Jane’s employment by furnishing her with notice of termination. Breda shall pay Jane compensation during any period of illness or incapacity in accordance with Breda’s sick pay policy then in effect.

          9.          Death. If Jane’s employment terminates by reason of her death, Breda shall only be obligated to make the payments required under its pension plan.

          10.        Restrictive Covenants. During the term of this agreement, and for a period of one (1) year hereafter, Jane shall not, either as an individual or on her own account, or as a partner, joint venture, employee, agent, officer, director or shareholder, directly or indirectly (a) enter into or engage in any business competitive with that of Breda within fifty (50) mile area in which Breda is then doing business; and (b) solicit or attempt to solicit any of Breda’s customers with the intent or purpose to perform services for such customers which are the same or similar to those provided to the customer by Breda, or to sell to such customers goods which are the same or similar to those provided to customers by Breda.

          11.        Confidential Information. Jane acknowledges and agrees that all information of a technical or business nature, such as know-how, trade secrets, business plans, data, processes, techniques, customer information, inventions, discoveries and devices, acquired by Jane in the course of her employment under this agreement, is valuable, proprietary information of Breda. Jane agrees that such confidential information whether in written, verbal or model form shall not be disclosed to anyone outside of the employment of Breda, without Breda’s written consent.

          12.        Return of Documents. Upon the termination of Jane’s employment with or without cause, Jane shall immediately return and deliver to Breda and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks or any other documents containing any of the confidential information or otherwise relating to Jane’s performance of duties under this agreement. Jane further acknowledges and agrees that all such documents are Breda’s sole and exclusive property.

          13.        Expenses. Jane is authorized to incur only such expenses for promoting and continuing Breda’s business as Breda may from time to time deem reasonable and appropriate. Breda will reimburse Jane for all such expenses upon Jane’s presentation of receipts and an itemized accounting therefore.

          14.        Construction of Agreement. This agreement shall be interpreted, constructed and governed by and under the laws of the State of Iowa. If any provision or clause of this agreement or the application thereof to either party is held to be invalid by a court of competent jurisdiction, then such provision shall be severed therefrom and such invalidity shall not effect any other provision of this agreement.

(a)

In the event that the provisions of paragraph 10 shall ever be deemed to exceed the time or geographical limits permitted by applicable law, then such provision shall be reformed to the maximum time and geographical limits permitted by applicable law.

(b)

The representations, warranties, covenants and agreements of the parties shall be revived continuously during the Term, or in consideration of the compensation paid to Jane, and shall survive the termination of this agreement.

(c)

This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no understandings, representations or warranties of any kind between the parties except as expressly set forth herein.

(d)	Neither this agreement nor any right or obligation of Jane hereunder may be assigned by Jane without the prior written consent of Breda.

(e)

Subject thereto, this agreement and the covenants and conditions herein contained shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

BREDA TELEPHONE CORP.

July 10, 2008	By: /s/ Charles Thatcher

Date	Charles Thatcher, President

July 10, 2008	/s/ Jane Morlok

Date	Jane Morlok